BETA OIL & GAS, INC.
                                LOCK-UP AGREEMENT


June _____, 1999


Beta Oil & Gas, Inc.
901 Dove Street, Suite 230
Newport Beach, CA 92660
Attn:    Mr. Steven A. Antry, President

Brookstreet Securities, Inc.
2361 Campus Drive, Suite 210
Irvine, CA 92715
Attn:    Mr. Stanley Brooks, President




Dear Messrs. Antry and Brooks:

         The undersigned was a participant in the bridge financing of Beta Oil & Gas, Inc., as more expressly set forth in Exhibit A hereto. The shares acquired by the undersigned in the bridge financing shall be referred to herein as the "Bridge Shares".

         1. The undersigned represents and warrants to you that the undersigned owns the securities set forth in Exhibit A hereto.

         2. The undersigned understands that the Company has filed a registration statement (the "Registration Statement") on Form S-1 with the Securities and Exchange Commission (Registration No. 333-68381) with respect to the sale by the Company of up to certain securities issued by the Company (the "Securities") on a "best efforts" basis. Such Securities and any other securities of the Company sold pursuant to the Registration Statement, either in addition to or in lieu of such Securities, are referred to herein as the "Offered Securities." The undersigned further understands that the Company and Brookstreet Securities, Inc. (the "Underwriter") intend to enter into an underwriting agreement (the "Underwriting Agreement") in connection with the public offering of the Offered Securities (the "Public Offering").

         3. In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the Public Offering, the undersigned agrees, for the benefit of the Company and the Underwriter, that the undersigned will not, during the 12 month period immediately following the commencement of trading of the Offered Shares on the NASDAQ Small Cap market, offer, pledge, sell (which term includes a short sale or sale against the box), contract to sell, grant an option for the sale of, or otherwise transfer or dispose of, directly or indirectly, the Bridge Shares or any securities convertible or exchangeable into the Bridge Shares (e.g., warrants, options, convertible notes or convertible preferred stock) ("Derivative Securities"), owned by the undersigned as of the date hereof.

         The number of shares of Bridge Shares to which this Agreement relates is set in Exhibit A hereto

                  Very truly yours,


                  By:_______________________________
                           Title:_______________________




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                                                      EXHIBIT A






(1) Name and Address of the Bridge Participant:

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(2) Number of Bridge Shares held by the Participant: ______________